EXHIBIT 10.15

                                  AGREEMENT


      This Agreement is among THE MERCHANTS BANK, a Vermont banking corporation with a principal place of business in Burlington, Vermont (the "Bank") and KATHRYN T. BOARDMAN, THOMAS R. HAVERS and SUSAN D. STRUBLE (individually, a "Participant" and collectively, the "Participants") and is effective as of the date specified on the execution page of this Agreement (the "Effective Date").

                                 Background
                                 ----------

      1. The Bank and the Participants are parties to Salary Continuation Agreements dated June 1, 1989 (the "Salary Continuation Agreements").

      2. The Bank desires to amend the Salary Continuation Agreements and the benefits payable thereunder, and the Participants are willing to agree to such amendments.

                        N O W ,  T H E R E F O R E ,

      In consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereby agree as follows:

      Section 1. Bank to Establish Trust. The Bank shall establish, on the Effective Date, and thereafter shall maintain in accordance with this Agreement, a so-called rabbi trust in the form attached hereto as Exhibit "A" (the "Trust"). The Bank shall contribute to the Trust, on the Effective Date, the sum of $160,863.

      Section 2.  Deferral Account.

      (a) The Bank shall establish a bookkeeping account (a "Deferral Account") for each Participant to record the amounts due under this Agreement.

      (b) On the effective date of this Agreement, in lieu of any amounts that the Bank otherwise would be obligated to pay to any Participant under or on account of the Salary Continuation Agreements, the Bank shall be and become obligated to distribute to each Participant, at the times and as provided in this
           Agreement: (i) that number of shares of Merchants Bancshares, Inc. set forth on Schedule 2(b) opposite such Participant's name; plus (ii) all dividends, distributions or other consideration paid on, on account of, or in exchange for such shares prior to their distribution as herein provided. Notwithstanding the provisions of the immediately-preceding sentence: (y) in the event of a merger, consolidation or reorganization of Merchants Bancshares, Inc., the Bank shall be obligated to distribute, in lieu of the shares of Merchants Bancshares, Inc. referred to above, such shares or other property as shall have been exchanged for said Merchants Bancshares, Inc. stock, or into which said Merchants Bancshares, Inc. shares shall have been converted pursuant to such merger, consolidation or reorganization; and (z) in the event of a Change of Control (as defined below), the Bank shall have the option, to be exercised (if at all) not earlier than sixty days prior to such Change of Control nor later than sixty days thereafter, and to be effective not earlier than the time when such Change of Control occurs nor later than one hundred eighty days thereafter, to provide that in lieu of any obligation thereafter to distribute shares of Merchants Bancshares, Inc., the Bank thereafter shall be required to pay or distribute to each Participant, in cash or in securities, a variable amount that equals the value from time to time of the balance posted to the bookkeeping account maintained for such Participant in the Trust, provided, however, that to the extent the balance posted to the credit of such Participant in the Trust has been reduced as a result of any withdrawals from the Trust for any purpose other than a payment to or for the benefit of the Participant or the Participant's designated beneficiary (see Section 6, below), the amount to be paid or distributed to such Participant shall be adjusted to take into account both such withdrawal(s) and the earnings (or losses) that would have been credited to the Participant's account under the Trust if such withdrawal(s) had not occurred.

      A "Change of Control" shall occur upon the earliest of the following:

      (A) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (a "Person"), becomes a "beneficial owner," as such term is used in Rule 13D-3 promulgated under such Act (an "Owner") of twenty-five percent (25%) or more of the Voting Stock, as defined below, of Merchants Bancshares, Inc.; or

      (B) the majority of the Board of Merchants Bancshares, Inc. consists of individuals other than the Incumbent Directors;

      (C) Merchants Bancshares, Inc., or the Bank, adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

      (D) all or substantially all of the business of Merchants Bancshares, Inc. is disposed of pursuant to a merger, consolidation, or other transaction in which Merchants Bancshares, Inc. is not the surviving corporation or is substantially or completely liquidated (unless the shareholders of Merchants Bancshares, Inc. immediately prior to such merger, consolidation, or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of Merchants Bancshares, Inc., all of the Voting Stock, or correlative ownership interests, of the entity or entities, if any, that succeed to the business of Merchants Bancshares, Inc.); or

      (E) Merchants Bancshares, Inc. combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of Merchants Bancshares, Inc. immediately prior to the combination (other than shareholders who, immediately prior to the combination, were "affiliates" of such other company, as such term is defined in the rules of the Securities and Exchange Commission) do not beneficially own, directly or indirectly, fifty percent (50%) or more of the Voting Stock of the combined company; or

      (F) Merchants Bancshares, Inc. transfers to any Person or Persons not controlled by Merchants Bancshares, Inc.: (1) fifty percent (50%) of the Voting Stock of the Bank; or (2) forty percent
           (40%) or more of the assets of the Bank.

      Notwithstanding the occurrence of any of the events described in clauses (A), (D) or (E), above, no "Change of Control" shall be deemed to have occurred if:

      (1) immediately following such event, members of the Board or employees of Merchants Bancshares, Inc. and its subsidiaries who file or are required to file (or immediately prior to such event, filed or were required to file) reports under Section 16(a) of the 1934 Act) are beneficial owners, directly or indirectly, of twenty-five percent (25%) or more of the Voting Stock of Merchants Bancshares, Inc. or its successor, as the case may be; or

      (2) such Change of Control event occurs as a result of a proposal initiated by the Board of Merchants Bancshares, Inc. (and not as a result of prior actions taken by the Person or Persons effecting the Change of Control), and if at the time of making the proposal, the Board of Directors notifies the Fixed Growth Plan Participants that any such Change of Control event resulting from the proposal shall not constitute a Change of Control. For this purpose, a Change of Control event shall be considered to result from a proposal if the event occurs because of the acquisition of stock or assets of Merchants Bancshares, Inc., directly or indirectly, by Persons, or a group of some of whose members are Persons, identified in the written notice described above.

      "Incumbent Director(s)" shall mean the members of the Board of Merchants Bancshares, Inc. on the date of this Amended Plan, provided that any person becoming a director subsequent to the date of this Amended Plan whose election or nomination for election was approved by two-thirds (but in no event less than two) of the directors who at the time of such election or nomination comprise the Incumbent Directors shall be considered to be an Incumbent Director.

      "Voting Stock" of any corporation shall mean the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect directors of such corporation.

      Section 3.  Distribution of Deferral Account.

      (a) Commencing on January 2 of the year following the Participant's attaining the age of sixty-five (65) or the Participant's earlier death ("Termination Date"), the Bank shall commence distribution and/or payment of the Merchants Bancshares, Inc. shares and/or other amounts which the Bank is obligated to distribute and/or pay pursuant to this Agreement. On or promptly following such January 2, and on or promptly following each subsequent January 2, the Bank shall distribute or cause to be distributed to the Participant: (i) a portion of the total number of shares of Merchants Bancshares, Inc. specified on
           Schedule 2(b) and required then, if at all, to be distributed to the Participant under this Agreement, minus the number of such shares previously so distributed; and (ii) a portion of the balance of the value of the Participant's Deferral Account valued as of the last business day of the immediately-preceding calendar year (excluding from such valuation, however, any shares of Merchants Bancshares, Inc.). The fractional share to be distributed shall have: (a) a numerator of 1; and (b) a denominator equal to (i) 15 minus (ii) the aggregate number of previous annual distributions made to the Participant pursuant to this Section 3. All such valuations in each case shall include all adjustments required to be made pursuant to this Agreement. With respect to distributions other than those required to satisfy the Bank's obligations to distribute shares of Merchants Bancshares, Inc., distributions may be made in cash or in the form of negotiable securities held under the Trust Under The Merchants Bank Amended and Restated Deferred Compensation Plan for Directors (the "Trust") (such securities shall be valued at their fair market value as of the date of distribution as reasonably determined by the Bank or its designee).

      (b) Notwithstanding the provisions of Section 3(a), above, to the extent, if at all, that the Bank is provided with evidence reasonably satisfactory to it that all or part of the shares or other amounts to be distributed to the Participant or the Participant's beneficiary are includible in the Participant's or such beneficiary's taxable estate for estate tax purposes, and increase the estate taxes otherwise payable by such estate, the Bank shall promptly distribute or pay to the person(s) or entity(ies) entitled thereto, the entire remaining amounts payable by the Bank under this Agreement to such person(s) or entity(ies).

      (c) Notwithstanding the provisions of Section 3(a), above, a Participant may request, and the Bank may approve, a distribution due to hardship by submitting a written request to the Bank's Board of Directors accompanied by evidence to demonstrate that the circumstances being experienced qualify as a hardship. If a hardship is found by the Bank, the distribution shall be limited to an amount sufficient to meet the emergency.

      (d) For purposes of Section 3(c), "hardship" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute a hardship will depend on the facts of each case. However, in no event shall payment be made if such purported hardship is or may be relieved:

           (i) through reimbursement or compensation by insurance or otherwise;

           (ii) by liquidation of the Participant's assets, to the extent that such liquidation would not itself cause severe financial hardship; or

           (iii)  by the Participant's ceasing deferrals under the Plan.

           In no case shall the need to send a Participant's child to college or the desire to purchase a home be considered a hardship.

      Section 4.  Nature of Accounts.

      (a) Except as provided in the Trust: all amounts credited to or held in the Trust shall remain the sole property of the Bank and shall be usable by it as a part of its general funds for any legal purpose whatever; the bookkeeping account referred to herein shall exist only for the purpose of facilitating the computation of payments hereunder; nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust or escrow of any kind, or a fiduciary relationship between the Bank and the Participants or any Participant's designated beneficiary or any other person; and to the extent that any person acquires a right to receive payments from the Bank under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Bank.

      (b) It is the intention of all parties that the Participants' rights under this Agreement be unfunded for purposes of the Internal Revenue Code of 1986, as amended, and Title I of the Employee Retirement Income Security Act of 1974, as amended.

      Section 5. No Reductions. The amounts to be paid to the Participants hereunder, and the dates on which such payments shall be due, shall under no circumstances and in no event be subject to reduction, curtailment or deferral.

      Section 6. Beneficiary Designation. Each Participant may designate one or more beneficiaries to receive, in the event of his or her death, all amounts which are then and thereafter payable under this Agreement. Such designation and any subsequent changes thereto shall be made in writing and filed with the Treasurer of the Bank. In the event of a Participant's death prior to receipt of the total amount due to him or her hereunder and without a then-effective beneficiary designation, the balance shall be paid to the Participant's spouse, if then living, and otherwise to his or her estate.

      Section 7. Nontransferability. No right to payment under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right to payment shall, in any manner, be liable for or subject to the debts, contracts, liabilities or torts of the person entitled thereto. If, at the time when payments are to be made hereunder, a Participant or any beneficiary is indebted to the Bank, then any payments remaining to be made hereunder may, at the discretion of the Bank, be reduced by the amount of such indebtedness. An election by the Bank not to reduce such payments shall not constitute a waiver of its claim for such indebtedness.

      Section 8. Full Release. The provisions of this Agreement are in full and final satisfaction of any and all claims which the Participants have or may have against the Bank under or on account of the Salary Continuation Agreement.

      Section 9. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Bank, its successors and assigns, and the Participants and their respective heirs, executors, administrators and legal representatives.

      Section 10. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Vermont, without giving effect to such jurisdiction's principles of conflict of laws.

      IN WITNESS WHEREOF, the Bank and the Participants have executed this Agreement as of the 20th day of December, 1995.


                                       THE MERCHANTS BANK


/s/ Kathryn T. Boardman                By: /s/ Joseph L. Boutin
------------------------------         -------------------------------
Kathryn T. Boardman                        Its President and
                                           Chief Executive Officer

/s/ Thomas R. Havers
------------------------------
Thomas R. Havers

/s/ Susan D. Struble
------------------------------
Susan D. Struble